EMPLOYMENT AGREEMENT THIS EMPLOYMENT AGREEMENT and Addendum to Employment Agreement attached hereto (collectively, this'oAgreement"), dated as of February __-__- 2019, is between Dice,Inc., a Delaware coqporation (the "Company"), with its principal place of business at 1450 Broadway, New York, New York 10018, and Paul Farnsworth, an individual, whose address is reflected in the company's records (thel "Ernplqycg"), and, solely for the purposes of Sections 1 and2&) of the Addendum, DHI Group, Inc. (,,Paren!,'). In consideration of the Company's securing the services of the Employee as the Company's Chief Technology Officer, and the Employee's underlaking employment with the Company in such position, the Company and tire Employee hereby agree to be bound by and comply with the following terms and conditions and agree as follows: Section 1. At-Will Employment. The Employee acknowledges and agrees that his employment status is that of an employee-at-will and that the Employee's employment may be tenninated by the Company or the Employee at any time with or without cause, subject to the terms and conditions in the Addendum to Employment Agreement hereto. The Employee's start date shall be on or about February 25,20L9 (the date on which the Employee actually commences services, the "Employment Commencement Date'). Section 2. Compensation. In consideration of the services to be rendered hereunder, the Ernployee shall be paid, and the Company shall pay the Employee, in accordance with the Addendum to Employment Agreement attached hereto. Section 3. Employee lnventions and Ideas. (a) The Employee will maintain cwrent and adequate written records on the development of, and disclose to the Company, all Inventions (as defined herein). "Inventions" shall mean all ideas, potential marketing and sales relationships, inventions, copyrightable expression, research, plans for products or services, marketing plans, computer software (including, without limitation, source code), computer programs, original works of authorship, characters, know-how, trade secrets, information, data, developments, discoveries, improvements, modifications, technology, algorithms and designs, whether or not subject to patent or copyright protection, made, conceived, expressed, developed, or actually or constructively reduced to practice by the Employee solely or jointly with others during the term of the Employee's employrnent with the Company, which refer to, are suggested by, or result from any work which the Employee may do during his employment, or from any information obtained from the Company or any affiliate of the Company in the course of his employment by the company. (b) All Inventions shall be the exclusive property of the Company, and o.work the Employee acknowledges that all of said Inventions stratf be coniidered as made for hire" belonging to the Company. To the extent that any such lnventions, under applicable law, may not be considered work made for hire by the Employee for the Company, the Employee hereby agrees to assign and, upon its creation, automatically and irrevocably assigns to the Company, without any fLrther consideration, all right, title and Doc#: USI:12294394v4 interest in and to such materials, including, without limitation, any copyright, other intellectual property rights, moral rights, all contract and licensing rights, *a m claims and causes of action of any kind with respect to such materials. T[e Conaany shall have the exclusive right to use the Inventions, whether original or derivativ., io, ull purpor.u without additional compensation to the Employee. At the Company's expenr., th. Employee will assi"st the Cornpany in every proper way to perfect the Company-'s rig6ts in the Inventions and to protect the Inventions throughouithe world, including, *ithout limitation, executing in favor of the Company or any designee(s) of the Company patent, copyright, and other applications and assignments relating to the Inventions. the Employee agrees not to challenge the validity of the ownership by the Company or its designeilr) in the Inventions. (c) Should the Company be unable to secure the Eurployee's signature on any document recessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Invention, whether due lo the Employee's mental or physical incapacity, or any other cause, the Employee hereby irrevocably designates and appoints the Company and each of its duly authorized offlrcers and agents as the Employee's agent and attorney in fact, to act for and in the Employee's behalf and stead and to execute and file any such document, and to do all other iawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections with the same force and effect as if executid and aefvlred by the Employee, (d) Notwithstanding the Employee's confidentiality obligations set forth in this Agreement, pursuant to the Defend Trade Secrets Act of Ztitl,the Employee shall not be held crirninally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a Federal, State, or local govemment offioial, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of hwj or (B)'is made in a complaint or other document filed in a lawsuit or other proceeding, if sucl irting is made under seal. The Employee also understands that if he files a lawsuit for retaliati;n by the Company for reporting a suspected violation of law, the Employee may disclose the trade secret to his attorney and use the trade secret information in the couft proceeding, if the Employee (A) files any document containing the trade secret under seal, and (B) does not disclose the trade secret, exeept pursuant to court order. Section 4. Proprietar.y lnformation. (a) The Ernployee will not disclose or use, at any time either during or after the term of employment, any Confidential Information (as herein defined), .*.rpi 1i; at the request of the Company or an affiliate of the Company or (ii) as required in tfre performance of the Employee's duties hereunder; provided, however, ihat if the Employee receives a request to disclose Confidential Information pursuant to a deposition, interrogation, request for information or documents in legal proceedings, subpoena, civil investigative demand, governmental or regulatory pro.i.r tr similai p.o.rrr, (A) the Employee shall promptly noti& in writing the Company, and consult with and assist the Company in seeking a protective order or request for other appropriate remedy, (B) in the Doc#: IIS I r I 2294394r,4 event that such protective order or remedy is not obtained, or if the Company waives compliance with the terms hereof, the Employee shall disclose only that portion of the Confidential Information which, based on the written advice of the Employee's legal counsel, is legally required to be disclosed and shall exercise reasonable efforts to provide that the receiving person shall agree to treat such Confidential Information as confidential to the extent possible (and permitted under applicable law) in respect of the applicable proceeding or process and, (C) to the extent reasonably practicable, the Company stratt te given an opportunity to review the Confidential Information prior to disclosure thereof. "Confidential Information" shall mean all Company proprietary information, technical data, trade secrets, and know-how, including, without limitation, research, product plans, customer lists, customer preferences, marketing plans and strategies, software, development, inventions, discoveries, processes, ideas, formulas, algorithms, technology, designs, drawings, business strategies and financial data and information, including, but not limited to Inventions, whether or not marked as "ConJidential. "Confidintial Information" shall also mean any and all information received by the Company from customers, vendors and independent contractors of the Company or other third parties subject to a duty to be kept confidential, Notwithstanding the foregoing, o'Confidential lnformation" shall not include information that is or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act o{ the Employee. (b) The Employee hereby acknowledges and agrees that all personal properfy, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof, Confidential Information as defined in Section 4(a) above, and equipment furnished to or prepared by the Employee in the course of or incident to his employment, including, without limitation, records and any other materials pertaining to Invintions, belong to thi Company and shall be promptly returned to the Company upon termination of employment (or earlier at the Company's request). Following termination, the Employee will not retain any written or other tangible or electonic material containing any Confidential Infornation or information pertaining to any Invention. (c) Notwithstanding any other provision in this Agreement, nothing h9r9i1 shall (i) prohibit the Employee from reporting to the staff of-the SEC possible violations of any law or regulation of the SEC, (ii) prohibit the Employee from making other disclosures to the staff of the SEC that are protected under the whistleblowei provisions of any federal securities laws or regulations or (iii) lirnit the Employee's right to receive an award for information prnvided to the SEC staff in accordancl with the foregoing, The Employee does not need the prior authorizations of the Company to engage in such reports, communications or disclosures and Employee is not requirid to notify the Company if Employee engages in any such reports, corlmunications oidisclosures. section 5. Limited Agreement Not to competelsolicit/Disparage. (a) While employed by the Company and for a period of six (6) months after the termination of the Employee's employrnent with the C-ompany, the Employee shall not, directly or indirectly, as an employee, employer, consultant, agent, pdncipal, partner, manager, stockholder, officer, director, or in any other individual or representative Doc#: USI:12294394v4 capacity, engage, participate or in any way render services or assistance to any business that is competitive with the businsss of the Company. Nonvithstanding the foregoing, the Employee may own less thzur two percent (zYfl any class $ of stock or r..*Ity o-f uny- corporation which competes with the Company listed on a national securitier "*rhung.. (b) While employed by the Company and for a period of six (6) months after the termination of the Employee's employment with the Company, the Employee shall not, directly or indirectly, solicit for employment or employ any person who was employed by the Company at the time of the Employee's termination from the Company. (c) The Employee hereby agrees that prior to commencing employment with, or commencing to provide services to, any other person or entity durin! any pertod during which the Employee remains subject to any of the covenants set forth in this Section 5, the Employee shall provide such employer with written notice of such provisions of this Agreement (which may be effected by advising such prospeetive employer of the location of the publicly filed agreements) with a copy of ruch t oti.. ot advice delivered simultaneously to the Company, and the Employee authorizes the Company and any of its affiliates to do the same. (d) The Employee hereby agrees from the date hereof and at all times following his termination of employment (i) not to participate or engage in any trade or commercial disparagement of the business or operations of the Company or any of its affrliates; and (ii) not to make any disparaging remarks or Gornmunications of any type conceming the Company or any of its affiliates or any of the officers, directors, employies, partrrers, members, managers, shareholders or agents ofthe Company or any of its affiliates. Nothing in this Section 5 shall prohibit disclosure (x) as may be ordered by any regulatory agency or court or as required by other lawful process, or (y) as may be necessary for the prosecution of claims relating to the performance or enforcement ofifris Agreement. section 6. company Resources. The Employee may not use any company equipment for personal pul?oses (other than incidental personai use) without written permission from the Company. The Employce may not unreasonably give access to the Company's offices or files to any person not in the employ of the Company without written permission of the Company, Section 7. Post-Termination Period. Because of the difficulty of establishing wfel any idea, process or invention is first conceived or developed by the Employee, oi whether it results from access to Confidential Information or thi Company's equipment, facilities, and data, the Employee agrees that any idea, invention, iesearch,-plan for products or servises, marketing plan, computer software (including, without limitation, source gode), computer program, original work of authorship, character, know-how, trade $ecret, information, data, developments, discoveries, technology, algorithm, design, patent or copyright, or any improvemeot, rights, or claims relating to the foregoing, shall be presumed to be an Invention if it is conceived, developed, used, sold, exploited or reduced to practice by the Employee or with the aid of the Employee within 6ne (1) year after tgrminali9n of employment. The Employee can rebut the above presumption if he proves that the idea, process or invention (i) was first coneeived or devel,oped after terminaiion of Doc#: USl:1229439.1v4 employment, (ii) was conceived or developed entirely on the Employee's own time without gtirg the Company's equipment, supplies, facilities, personnel or Confidential Information, and (iii) did not result from or is not derived directly or indirectly, from any work performed by the Employee for the Company or from woik performed-by another employee of the Company to which the Employee had access. Section 8. Injunctive Relief. The Employee agrees that the remedy at law for any breach of the provisions of Sections 3, 4 or 5 of this Agreement shall be inadequate, the Company will suffer immediate and imeparable harm, and the Company stratt Ue entitled to injunctive relief in addition to any other remedy at law which the Company may have. Section 9. Severabilit)r. In the event any of the provisions of this Agreernent shall be held by a court or other tribunal of competent jurisdiition to be unenforc*"blr, th* other provisions of this Agreement shall remain in full force and effect, section 10. survival. sections 3, 4,5,7,9,12, i3 and i4 of thisAgreementand Sestions 3,5 and 6 of the Addendum shatrl survive the termination of this Agieement, Section I 1. Re?resentations and Warranties. The Employee represents and wauants that (i) the Employee has the frrll right, authority and .upacity to anter into this Agreement and pelform his obligations hereunder, (ii) the Empioy.r ir not rrnder any obligatiou to any third parry which conflicts with, prevents, reslicis or otherwise could interfere with the Employee's performance under this Agreement, and (iii) the execution and delivery of this Agreement by the Ernployee shall noiresult inany breach or violation oS or a default under, any existing obligation, commitment or agreement to which the Employee is subject (including but not limited to any agreement not to disclose any proprietary information) inciuding, without limitation, that of former employers; provided that notwithstanding the foregoing, in the event that the Employee determiner thut * action yhich the Company requests him to pursue (other than thi entry into this Agreement and the commencement of employment with the Company) would cause him to violate any such agreement, so informs the Company, and the Company instructs him to proceed with such action, the Employee's proceeding with such action shall not be deemed to be a violation of this representation and warranty.. section 12. Governing Law: venue: waiver of Trial by Jury. (a) This Agreement shall be deemed to be macle in the State of New York, and the validity, interpretation, construction and performance of this Agreement in all respects shall be governed by the laws of the State of New york without regard to its principles of conflicts of law. No provision of this Agreement or any related document will be construed against or interpretid to the disadvant-age of any parfy hereto by any court or other governmental or judicial authority by reason o-f such pariy having or being deemed to have structured or drafted such proviiion. The Employee acknowledges and agrees that the Employee was represented by counsel and has expressty- agreed to ihe provisions in this Agreement, including without limitation this geatlon tz. Doc#: Ulil : i229.1-39.1v4

(b) The Ernployee and the Company each hereby irrevocably submits to the exclusive jurisdiction of the federal courts located in the City and County of Denver, Colorado (or, if subject matter jurisdiction in that court is not available, in any state court located within the City and County of Denver, Colorado) over any dispute arising out of or relating to this Agreement. The parties undertake not to .orrr*.n.e any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section l2(b); provided, however, that nothing herein shall prech-rde a party from bringing any suit, action or proceeding in any othel court for the pr,rpoi.r of enfoicing the provisions of this Section 12(b) or enforcing any judgment obtainedby the Companyl The agreement of the parties to the forum described in this Section 12 is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply n-on-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal juriscliction or to the laying of venue of any such suit, action or proceeding brought in an applicable court clescribed in this Section 12(b), and the parties aglee that they shall not atternpt to deny or defeat such personal jurisdiction by motion or other request for leave fi'om any such court, The partGs agree that, to the fullest extent permitted by applicable law, a final and non-appealatle judgment in any suit, action or proceeding brought in any applicable corrt described in thii Section l2 shall be conclusive and binding upon the parties and may be entbrced in any other jurisdiction. (c) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any sgit, action or proceeding arising out of or relating to this Agreement. Each party hereto (i) cerlifies that no representative, agent or attorney of any other party has representecl, expressly or otherwise, that such party would not, in the event of any action, ruit or ploceeding, seek to enforce lhe foregoing waiver and (ii) acknowledges that it and the othir party hereto has been induced to enter into this Agreement by, among other things, the mirtuai waiver and cefiifications in this Seption 12. Each party shall bear its own costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with any dispute arising out of or relating to this Agreement (except to the extent that a court orders one of the parties to pay the fees, costs and expenses of the other party). Section 13' General. This Agreement supersedes and replaces any existing agreement between the Employee and the Cornpany relating generally to the same subjecl tnatter, and may be modified only in a writing signed by the parties hereto. Failuri to enforce any provision of this Agleement shall not constitute a waiver of any term herein, This Agreement contains the entire agreement between the parties with iespect to the subject matter herein. The Employee agrees that he will not assign, transfer, oi otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement, Any purported assignment, transfer, or disposition in violation of this Section l3 shall be null and void. Nothing contained in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets, or the assignment by the Cornpany of tU. Agreement and the performance of its obligations hereunder. Subject to the foregoing, this Agreement shall Ue Uinding upon and shall inure Doc#: US I :1 2294394v4 to the benefit ofthe parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any persoll or entity other than those enunrerated. Section 14. Notices. Any notice, reqllest, claim, demand, document, and other commtmication hereunder to any party hereto shall be effective r.rpo1 receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, tilecopy, or sent by nationally recognized overnight courier, or certified or registered nrail, postage prepaid, to the following address (ol at any other address as any party hereto shall travl speclfied by notice in writing to the other party hereto): (a) If to the Cornpany: Dice,Inc. 1450 Broadway New York, New Yor.k 10018 Attention: General Cormsel and If to the Employee, at his rnost recent address on tlie payroll records of the Cornpany. Section 15. Employee Acknowledgment. The Employee acknowledges (i) that he has consulted with ol has had the opportunity to consult wlth independent corursel of his own choice concerning tliis Agreement and has been advised io do so by the Company, and (ii) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his ownludgment. 7 Doc#: USI:1229439;lv4

IN WITNESS WHEREOF, the pafties hereto have executed this Employment Agreenrent effective this itTAday of February,Z0lg. DICE INC. Sign: Date: EMPLOYEE Sign: Date: Solely for the puryoses of Sections I and 2(b) of the Addendum DHI GROUP, Sign: Date: Doc#: US I :1 2294394v4

Addendrm to E*nlovm*nt Agreeme[t - paul Faroswo.th (the ,,Emplovee,,) Section 1. Title and Jqb Description. The Employee shall be employed on a fuIl-time basis, as the Chief Tecbnology Officer of the Company, ln such the Employee shall be responsible for such- duties and any othei responsibilities""purity, as are customary for such position and such cluties as may reasonably assigned by the Chief Executive Offlrcer of parent ,,Board,,) the Company or the Board of Directors of fihe from time to time. The Employee shall report to the Chief Executive Officer of the Corrprny. The Ernployee shall perform his duties and responsibilities in, and the principal office at which the Employee is employed shall be, the iompany's offices in Centennial, Colorado and at such other location(s) to which the Compani*iV reasonably require the Employee to travel for Company business purposes. Section 2. Compensation. (a) In consideration of the services to be rendered hereunder: the Employee shall be paid an annual base salary of $310,000 per year (prorated for calendar year 2019) plus an annual bonus (the "Annual Bonuq") targited at 50\/oof the Employee's then-current annual base salary, determined in accordance with the terms of the Senior Bonus Plan (or any successor annual cash bonus plan applicable to the other senior executives of the Company). The calculation of the 2otg Annual Bonus will be prorated based on time of service during the year. Any Annual Bonus compensation payable to the Employee shall be payable at the same time as annual bonuses are payable generally to the other senior executives of the Company, but in any event by March 13 of the calendar year following the calendar year to which such Annual Bonus i'elates, subject to the condition tha-tlhe Employee remain employed by the Company through the applicable payment date, and has not resigned (or giveu notice of such resignation;, or been terminated for Cause. (b) Subject to approval by the Compensation Committee of the Board (the "Compensation Committec"), the Empioyee shall be entitled to receive, on the next Parent lward gra[t date following the Employment Commencement Date, the following grants from Parent of equity-based awards: (i) a grant of 70,000 shares of restricted common stock of Parent ("ResInctedjlock'), which shall vest ratably over three years with one third vesting on each of the first three anniversaries of the date of grant, and (ii) a grant of 70,000 shares of Parent Performanee Stock, which shall vest rat;blt over three years with one third vesting on each of the first tluee anniversaries of the date of grant provided performance the targets are achieved, all subject to the Employee's continued employmenlthrough each such vesting date. The Restricted Stock and performance Stock grants described in this *slion2&) will be made under the Cornpany,s 2012 Omnibus Equity Award PIan (the "PIer') subject to and in accordance with the terms and conditions of the Plan and the applicable award agreement. (c) fh? Employee shall be eligible for all employee benefits under the Company's benefit plans in effect from time to time, including heatih, life, dental, vision, shofi-term disability, and 401(k) Plan, in accordance with the terms and conditions of those benefit plans. The Employee shall be entitled to 25 vacation days annually, plus Company designated holidays, and five (5) sick days per year, consisient with ct*puny policy Doc#: US I :1 229419{r,4

(prorated during the Employee's first calendar year of employment based on the Employment Commencement Date).

(d) The Employee's compensation shall be reviewed on at least an annual basis, with the first such review occurring on the Company's annual compensation review date in 2020. The Employee's base salary, as increased from time to time, may not be decreased without the Employee's prior written consent.

(e) The Company shall pay or shall reimburse the Employee for the Employee's reasonable business expenses incurred by the Employee in carrying out the Employee's duties under this Agreement that are documented in accordance with applicable Company policy.

Section 3. Severance. In lieu of any severance pay or severance benefits otherwise payable to the Employee under any plan, policy, program or arrangement of the Company or its subsidiaries, the following shall apply:

(a) Subject to Section 3(c), if there is a Termination (as herein defined) of the Employee's employment with the Company without Cause, the Employee shall be entitled to receive a lump-sum severance payment equal to six-months of severance pay based on Employee's then-current annual base salary.

(b) Subject to Section 3(c), following a Termination, the Employee shall be reimbursed for the cost of health insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), in excess of the cost of such benefits that active employees of the Company are required to pay, for a period of twelve (12) months (or until the Employee obtains individual or family coverage through another employer, if earlier) (the "COBRA Period"), provided that the Employee elects COBRA coverage and subject to the conditions that: (i) the Employee is responsible for promptly notifying the Company if the Employee obtains alternative insurance coverage, (ii) the Employee will be responsible for the entire COBRA premium amount after the end of the COBRA Period; (iii) if the Employee declines COBRA coverage, then the Company shall not make any alternative payment to the Employee in lieu of paying for COBRA premiums, and (iv) such COBRA reimbursement payments shall be paid on an after tax basis as additional taxable compensation to the Employee.

(c) The severance pay and severance benefits described in the foregoing provisions of this Section 3 are expressly conditioned upon the Employee's execution and delivery of the Company's customary general waiver and release of claims in favor of the Company and its affiliates, that has become effective and irrevocable in accordance with its terms within 60 days following the date of termination of employment. All payments (including any payments that would have been made between the date of termination of employment and the effective date of such release but excluding any payments in respect of equity awards) shall be made as soon as practicable but in any event within 10 days following the effective date of such release; provided that if such 60-day period spans two calendar years, in no event will any payments or benefits that constitute "deferred compensation" within the meaning of Section 409A ("Section 409A") of the Internal

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Revenue Code of i 986, as amended from time to time (the "Code"), be paid prior. to the first day of such second calendal year. Any payments in respect of the settlement of equity awards (including equity awards that vestscl in accordance rvith this Section 3) shail be made in accordance with the agreements governing such grants, (d) Upon termination of the Ernployee's employment for any reaso1l, this Agreement shall terminate (and the Company shall not have-any obligation to provide any compensation or benefits to the Ernployee except as specifically conteniplatecl herein). Upon termiuation of the Etnployee's ernployment for any reason, whethel voluntarily or involuntarily, the Employee shall be cleemed to have resigned frorn all positions, directorships, and memberships held with the Company or any of its affiliates, whether as an employee, officer, director, trustee, consultant, or otherwise , and such resignations shali be effective upon such termination of employment without any other action Lequired by the Employee. The Employee hereby agrees to execute all clocumentatior reasonably requested by the Company to effectuate the foregoing, or otherwise authorizes the offrcers of the company to execute all such documentation on his/her behalf. (e) Post-Employrnent Cooperation. The Employee agrees that upon reasonable notice and without any requirement that the Company obtain a subpoena or court order, the Ernployee shall provide reasonable cooperation iu corutection ,,vith any suit, action, or proceeding and any investigation or defense of any clainrs assefted against the Cornpany or any of its affiliates, in either case that relates to events occuring cluring the Employee's employment with the Company as to which the Employee miy havi relevant information (including but not limited to furnishing relevant inforrnation and materials to the Cornpany or its designee or providing testimony at depositions and at trial). Section 4. Definitions. (a) For pllrposes of this Agreement only, "Callse" shall mean (i) ernbezzlement by the Employee, (ii) misappropriation by the Employee of funds of the Company, (iii) conviction of a felony, (iv) cornmission of any otiier act of dishopesty which causes material economic harm to the Company, (v) acts of fraud or deceit by the Employee which causes material economic hann to the Company, (vi) material breach of any provision of this Agreement by the Employee, (vii) willful failure by the Ernployee to substantially perform such Employee's duties hereunder, (viii) willful breach of fiduciary d$y by the Employee to the Cornpany involving personal profit or (ix) significant violation -Ernployee of Cornpany policy of which the Ernployee is made aware (or such shoulcl reasonably be expected to be aware) or other contractual, statutory or comrloll law duties to the Company. (b) For ptrrposes of this Agreement only, termination for "Goocl Reason" shall mean termination by the Employee if (A) one of the foliowing events occurs: (i) a material diminution in the responsibilities, title, or authority of the Ekployee, (ii) a rnaterial reduction in salary of the Employee, or (iii) relocation of the Employee to Company office more than 50 miles from the Company's office in Centennial, -olor.ado; (B) Employee notifies the Cornpany in writing detailing and explaining the occurrence of a Good Reason event under subsection (A), Ernptoyee's desirecl curc and cure period. 1t Doc#: US I :1 2294394v4

Employee's intention to terminate his employment due to Good Reason within 90 days of its occurrence and the date on which Employee intends to terminate his employment (which must be no later than 180 days after the occurrence of the Good Reason event); and (C) the Company faiis to remove or cure the Good Reason condition within 90 days of such written notification. (c) For purposes of this Agreement only, "Termination" shall mean a termination ofthe Employee's employment by the Company without Cause (and other than due to death or disability) or by the Employee for Good Reason. Section 5. Wittrhoiding Taxes, AII amounts payable hereunder shall be subject to and paid net of all required withholding taxes. Section 6, Complianse with Section 409,4.: 280G, (a) It is intended that the payments and benefits provided under Section 3 of this Addendum shall be exempt from or compliant with the application of the requirements of Section 409,{ ("Section 409A") of the Internal Revenue Code of 1986, as amended (the "Coc!g"). This Addendum shall be construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent wi& such intent. Specifically, any severance benefits payable pursuant to Section 3 above, to the extent they are required to be paid, and are actually or constructively received, during the period from the date on which the Ernployee's employment with the Company terminates through March 15 of the calendar year following sueh termination, are intended to constitute separate payments for purposes of Section 4094. and thus be exempt from application of Section 409A by reason of the "short-term deferral" rule. To the extent payments are required to be paid commencing after that date, they are intended to constitute separate payments that are exempt fi'om the application of Section 409,{ by reasou of the exceptions under Sections 1.409A-l(bxgxiii) or 1.409A-1(b)(9Xv) of the Treasury Regulations, as applicable, to the maximum extent permitted by those provisions. In no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on the Employee as a result of Section 409A or any damages for failing to comply with Section 4094. (b) Notwithstanding anything to the contrary in this Agreement, if the Employee is a "specified employee," as determined under the Company's policy for determining specified employees on the date on which the Employee's employment terminates, all payments or benefits provided hereunder that for any reason constitute a "deferal of compensation" within the meaning of Section 4094, that are provided upon a "separation from service" within the meaning of Section 409A and that would otherwise be paid or provided during the first six months following such date of termination, shall instead be accumulated through and paid or provided (without interest) on the first business day following the six (6) month anniversary of such date of termination, Notwithstanding the foregoing, payments delayed pursuant to this Section 6ft) shall commence within I0 calendar days following the Employee's death prior to the end of the six month period, Reimbursement of any eligible expenses shall be made in accordance with the Company's policies and practices and as otherwise provided herein, ry[1fud, that, in no event shall 12 Docll: USI:12294394v4 reimbursement be made after the last day of the year following the year in which the expense was incurred. The right to reimbursement is not subject to liquidation or exchange for another benefit' The amount of expenses reimbursed in on. y.u, shall not affect the amount eligible for reimbursentent in any subsequent year. The amount of any in-kild benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. (c) If any amounts or benefits to be paid or provided under this Agreeurent or otherwise would cause payments or benefits (or other compensation) to not be fully deductible by the Company for federal income tax puqposes beiause of Section 280G of the Code, or any successor provision thereto (or that would subject the Employee to the excise tax imposed by Section 4999 of the Code, or arly successor provision thereio), such payments aud benefits (and other compensation) will be reduced to the extent necessary such that no portion of such payrnents or benefits (or other compensation) will be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto; provided, that such a reduction will be made only if, by reason of such reduction, the Employee's net after-tax benefit exceeds the nei afler-tax benefit the Ernployee would realize if such leduction were not made. The determination of whether any such payments or benefits to be provided under this Agreernent or otherwise would not be so deductible (or whether the Employee would be subject to snch excise tax) shall be made by a firm of inriependent accountants or a law firm selected by the Board. If such payments are reduced pursuant to tlie foregoing, they will be reduced in the followilg order: first, by reducing any cash severance payments and then by reducing any other payments and benefits due to the Employee that constitute a "parachute payment" for purposes of Section 280G of the Code, with any cash payments being reducid first before any non-cash payments in inverse order from the last date of payment and all amourts that are not subject to calculation under Treas. Reg.$1.2g0G-1, e&A-24(b) or (c) being reduced before any amoullts that are subject to calculation under Treas. Reg. $1,280G-a Q&A-24(b) or (c). Notwithstanding the foregoing, to the extent the parties agree that any of the foregoing amounts are not parachute payments, such amounts ihall not be reducecl. 13 Doc#: USI:12294394v4